THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

September 28, 2007

Encompass Funds

1700 California Street, Suite 335

San Francisco, CA  94109

Re:  Re: Encompass Funds, File Nos. 333-132838 and 811-21885

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective  Amendment No. 1 to the Encompass Funds Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 to the Registration Statement (the "Amendment").  We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

dsm